                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                            DATED SEPTEMBER 20, 2006

                                 BY AND BETWEEN

                    HOUSTON ENERGY SERVICES COMPANY, L.L.C.,
                                  AS "SELLER",

                                       AND

                             COMMERCE ENERGY, INC.,
                                   AS "BUYER"

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I DEFINITIONS....................................................     1

ARTICLE II THE ASSET PURCHASE............................................    11
   2.1    Purchase and Sale of Assets....................................    11
   2.2    Assumption of Liabilities......................................    11
   2.3    Purchase Price.................................................    11
   2.4    The Closing....................................................    11
   2.5    Allocation.....................................................    14
   2.6    Apportionment..................................................    14
   2.7    Gas Imbalances.................................................    14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER.................    15
   3.1    Organization, Qualification and Limited Liability
          Company Power..................................................    16
   3.2    Authorization of Transaction...................................    16
   3.3    Noncontravention...............................................    16
   3.4    Tax Matters....................................................    17
   3.5    Ownership and Condition of Assets..............................    17
   3.6    Assigned Contracts; Risk Management............................    18
   3.7    Litigation.....................................................    19
   3.8    Employees......................................................    19
   3.9    Employee Benefits..............................................    20
   3.10   Legal Compliance...............................................    21
   3.11   Customers and Suppliers........................................    21
   3.12   Permits........................................................    22
   3.13   Certain Business Relationships With Affiliates.................    22
   3.14   Brokers' Fees..................................................    22
   3.15   Books and Records..............................................    22
   3.16   Limitations of Seller's Representations and Warranties.........    22
   3.17   Buyer's Breach of Representation or Warranty...................    23
   3.18   Non-Foreign Entity.............................................    23

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   3.19   Solvency; the Seller's Intent..................................    23
   3.20   Trading Book...................................................    24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER...................    24
   4.1    Organization and Corporate Power...............................    24
   4.2    Authorization of the Transaction...............................    24
   4.3    Noncontravention...............................................    24
   4.4    Litigation.....................................................    25
   4.5    Financing......................................................    25
   4.6    Broker's Fees..................................................    25
   4.7    Buyer's Reliance...............................................    25
   4.8    Limitations of the Buyer's Representations and Warranties......    25
   4.9    Seller's Breach of  Representation or Warranty.................    25

ARTICLE V COVENANTS......................................................    26
   5.1    Governmental and Third-Party Notices and Consents..............    26
   5.2    Proprietary Information........................................    26
   5.3    Solicitation and Hiring........................................    27
   5.4    Non-Competition................................................    27
   5.5    Tax Matters....................................................    27
   5.6    Sharing of Data................................................    27
   5.7    Cooperation in Litigation......................................    28
   5.8    Employees......................................................    28
   5.9    Transition Services............................................    28
   5.10   Substitution Letters of Credit.................................    29
   5.11   Collection of Receivables......................................    29
   5.12   Further Assurances.............................................    29
   5.13   Assistance with Preparation of Financial Statements............    29
   5.14   Refund of Customer Deposits....................................    29

ARTICLE VI INDEMNIFICATION...............................................    30

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   6.1    Indemnification by the Seller..................................    30
   6.2    Indemnification by the Buyer...................................    30
   6.3    Indemnification Claims.........................................    30
   6.4    Survival of Representations and Warranties.....................    33
   6.5    Limitations....................................................    33
   6.6    Treatment of Indemnity Payments................................    34
   6.7    Waiver of Deceptive Trade Practices Acts.......................    34

ARTICLE VII MISCELLANEOUS................................................    35
   7.1    Press Releases and Announcements...............................    35
   7.2    No Third Party Beneficiaries...................................    36
   7.3    Entire Agreement...............................................    36
   7.4    Succession and Assignment......................................    36
   7.5    Counterparts and Facsimile Signature...........................    36
   7.6    Headings.......................................................    36
   7.7    Notices........................................................    36
   7.8    Governing Law..................................................    37
   7.9    Amendments and Waivers.........................................    37
   7.10   Severability...................................................    37
   7.11   Expenses.......................................................    38
   7.12   Submission to Jurisdiction.....................................    38
   7.13   Specific Performance...........................................    38
   7.14   Construction...................................................    38
   7.15   Limitation on Damages..........................................    39
   7.16   Acknowledgement................................................    39
   7.17   Conspicuousness of Provisions..................................    39

Exhibits

Exhibit A - Bill of Sale
Exhibit B - Assumption Agreement
Exhibit C - Non-Solicitation Agreement
Exhibit D - Transition Services Agreement
Exhibit E - Trading Book Side Letter
Exhibit F - Guaranty Agreement

Schedules

Schedule 2.1(b)     - Excluded Assets
Schedule 2.5        - Allocation of Purchase Price
Disclosure Schedule
Schedule 5.8        - Transferred Employees

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement is entered into on September 20, 2006 by and between Houston Energy Services Company, L.L.C., a Texas limited liability company (the "Seller"), and Commerce Energy, Inc., a California corporation (the "Buyer").

                                   WITNESSETH:

     In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

     "Acquired Assets" shall mean the following assets, properties and rights of the Seller existing as of the Closing to the extent they relate to the Business:

          (a) all rights under Assigned Contracts relating to periods from and after September 1, 2006, including all accounts receivable arising thereunder during such periods;

          (b) all Permits;

          (c) all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect or lead lists, including oil users), employment records, operating and/or procedural manuals, end-user customer records (including credit review files, to the extent permitted to be transferred by applicable Law), sales and promotional materials, studies, reports and other printed or written materials;

          (d) all positions comprising the Trading Book, except for the Designated NYMEX Positions;

          (e) all rights to firm distribution capacity released to the Seller by Central Florida Gas for end-user customers of the Business in the Central Florida Gas distribution territory;

          (f) all rights to storage, peaking and transportation capacity released to the Seller by TECO Peoples Gas for end-user customers of the Seller in the TECO Peoples Gas distribution territory;

          (g) all rights to storage, peaking and transportation capacity released to the Seller by Sequent Energy for end-user customers of the Seller in the Central Florida Gas, Florida Public Utilities and Florida City Gas distribution territories;

          (h) all rights to storage, peaking and transportation capacity released to the Seller by any party for end-user customers of the Seller in the Restricted Area used in the Business; and

          (i) all Customer Deposits.

     "Affiliate" shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1935.

     "Agreed Amount" shall mean part, but not all, of the Claimed Amount.

     "Ancillary Agreements" shall mean the Bill of Sale, the Assumption Agreement, the Non-Solicitation Agreement, the Transition Services Agreement, the Guaranty Agreement and the Trading Book Side Letter.

     "Arbitrator" shall have the meaning set forth in Section 6.3(e).

     "Assigned Contracts" shall mean all Contracts, other than the Supply Agreements, to which the Seller is a party relating exclusively to the Business existing as of the Closing, each of which is set forth on Section 3.6 of the Disclosure Schedule (but shall not include any such Contracts reflected on Schedule 2.1(b)), including:

          (a) All Customer Contracts;

          (b) All Hedging Agreements to which the Seller is a party, including all Contracts evidencing existing basis positions backing Customer Contracts, and all credit support agreements or other collateral arrangements relating to Customer Contracts, but not including the NYMEX positions;

          (c) All of Seller's rights to storage, peaking and transportation capacity released by Central Florida Gas for end-user customers of the Business in the Central Florida Gas distribution territory;

          (d) All of Seller's rights to storage, peaking and transportation capacity released by TECO Peoples Gas for end-user customers of the Business in the TECO Peoples Gas distribution territory; and

          (e) All of Seller's rights to storage, peaking and transportation capacity released by Sequent Energy for end-user customers of the Business in the Central Florida Gas, Florida Public Utilities and Florida City Gas distribution territories.

     "Assumed Liabilities" shall mean the Liabilities of the Seller arising from and after September 1, 2006 under the Assigned Contracts.

     "Assumption Agreement" shall have the meaning set forth in Section 2.4(b)(vi).

     "Bill of Sale" shall have the meaning set forth in Section 2.4(b)(v).

     "Business" shall mean the Seller's business of selling natural gas to Customers in California, Florida, Nevada, Kentucky and Texas.

     "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

     "Buyer Certificate" shall mean a certificate to the effect that the representations and warranties of the Buyer set forth in the first sentence of
Section 4.1 and in Section 4.2 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

     "Buyer Indemnified Party" shall have the meaning set forth in Section
6.1(a).

     "Buyer's Knowledge" means the actual knowledge, following reasonable inquiry, of each of the officers of Buyer that are involved in the negotiation, structuring or effectuation of the Transactions or the due diligence review of the operations of the Seller or its Subsidiaries conducted by or on behalf of the Buyer in connection therewith.

     "Claimed Amount" shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

     "Claim Notice" shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages (or, if applicable, a statement that the Indemnified Party is entitled to injunctive relief) and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages (or, if applicable, a demand for action to cure the applicable breach).

     "Closing" shall have the meaning set forth in Section 2.4(a).

     "Closing Amount" shall mean the meaning set forth in Section 2.3.

     "Closing Date" shall have the meaning set forth in Section 2.4(a).

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

     "Commercial Rules" shall mean the Commercial Arbitration Rules of the AAA.

     "Contract" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment or arrangement, whether written or oral, that is binding on any Person or any part of its property under applicable Law, and any amendments thereto.

     "Controlling Party" shall mean the party controlling the defense of any Third Party Action.

     "Customer" means the Seller's counterparty with respect to each contract for the sale of natural gas by the Seller, including existing Customers and pending additional Customers.

     "Customer Contracts" means all of the Seller's retail natural gas Contracts for sales of gas to Customers in the State of California, the State of Florida, the State of Nevada, the State of Kentucky and the State of Texas, each of which is set forth on Section 3.6(a)(xii) of the Disclosure Schedule and each of which is an Assigned Contract.

     "Customer Deposits" means deposits of cash or cash equivalents made by or on behalf of any Customers as of September 1, 2006 as security under any Customer Contract that are in the possession or control of the Seller.

     "Customer Letters of Credit" means letters of credit issued by or on behalf of any Customers in favor of the Seller as of September 1, 2006 as security under any Customer Contract that are in the possession or control of the Seller.

     "Damages" shall mean any and all debts, obligations and other Liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(vi).

     "Designated NYMEX Positions" shall mean the Seller's existing NYMEX positions set forth on Exhibit A to the Trading Book Side Letter.

     "Disclosure Schedule" shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof and accepted in writing by the Buyer or otherwise attached to this Agreement.

     "Dispute" shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

     "Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any Person which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller or a Subsidiary.

     "Excluded Assets" shall mean those assets listed on Schedule 2.1(b) attached hereto.

     "Expected Claim Notice" shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

     "GAAP" shall mean United States generally accepted accounting principles, applied consistent with prior practice of the party to which it relates.

     "Governmental Entity" shall mean any domestic or foreign national, state or local government, any subdivision, agency, board, commission, bureau, court, tribunal or other instrumentality or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

     "Guaranty Agreement" shall mean the guaranty agreement being entered into between all of the members of the Seller and the Buyer at the Closing, substantially in the form attached to this Agreement as Exhibit F.

     "Hedging Agreements" means (i) any hedging agreements, futures Contracts, commodity price swap agreements, forward agreements, Contracts of sale, collars, puts, calls, floors, caps, options or other Contracts that are intended to benefit from or reduce or eliminate the risk associated with fluctuations in the price of hydrocarbons, interest rates and/or currency exchange rates and (ii) any other agreements, including physical and financial purchase and sale Contracts, transportation agreements, throughput agreements, in each case relating to the Business.

     "Indemnified Party" shall mean any Person entitled, or seeking to assert rights, to indemnification under Article VI of this Agreement.

     "Indemnifying Party" shall mean the Party from whom indemnification is sought by the Indemnified Party.

     "Law" shall mean any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

     "LDC" shall have the meaning set forth in Section 2.7(a).

     "Legal Proceeding" shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

     "Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law or Legal Proceeding and those arising under any Contract.

     "Non-controlling Party" shall mean the Party not controlling the defense of any Third Party Action.

     "Non-Solicitation Agreement" shall have the meaning set forth in Section 2.4(b)(iv).

     "Ordinary Course of Business" shall mean the ordinary course of business of the Business consistent with past custom and practice (including with respect to frequency and amount).

     "Organizational Documents" shall mean, with respect to an entity, all of the following that are applicable: its Certificate or Articles of Incorporation, Organization or Formation, its by-laws, its limited liability company operating agreement, its regulations, its indenture of trust or any organizational document or agreement functionally equivalent to any of the foregoing.

     "Parties" shall mean the Buyer and the Seller.

     "Party" shall mean any of the Buyer and the Seller, as applicable.

     "Payment Period" shall mean any period of time for which payments have been made in advance by the Seller or are to be made in arrears by the Buyer.

     "Permits" shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances, exemptions, tariffs, rate schedules, authorizations and similar rights issued by or obtained from any Governmental Entity (including those issued or required under environmental Laws and those relating to the occupancy or use of owned or leased real property).

     "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

     "Purchase Price" shall have the meaning set forth in Section 2.3.

     "Quantifiable Losses" shall mean (without duplication) any losses and Liabilities incurred by or imposed upon the Seller or any of its Subsidiaries, but excluding Liabilities which are disclosed in the Disclosure Schedule, it being understood and agreed that the purposes of this Agreement the amount of such losses and Liabilities shall be quantified using valuation methods that are generally accepted in the natural gas industry (to the extent that such methods exist).

     "Reasonable Best Efforts" shall mean best efforts, to the extent commercially reasonable, but without any requirement to institute a Legal Proceeding or expend in excess of $1,000.00

(other than expenditures for attorneys' fees and costs) with respect to efforts made as to any individual matter or thing.

     "Response" shall mean a written response containing the information provided for in Section 6.3(c).

     "Restricted Area" shall mean the Service Territories of: Louisville Gas and Electric; Central Florida Gas; Florida Public Utilities; TECO Peoples Gas; Florida City Gas; SoCal Edison; Pacific Gas & Electric; Southwest Gas (Southern Div.); Southern California Gas Company; Southwest Gas Corporation; and Pacific Gas and Electric Company.

     "Restricted Employee" shall mean any individual who either (i) was an employee of the Buyer on the date of this Agreement or (ii) was an employee of the Seller on the date of this Agreement and received an employment offer from the Buyer within five business days following the Closing Date.

     "Retained Liabilities" shall mean any and all Liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller and its Affiliates that are not Assumed Liabilities. The Retained Liabilities shall include all Liabilities of the Seller and any of its Affiliates arising out of, relating to, resulting from or in connection with:

          (a) income taxes accruing with respect to Seller's ownership and operation of the Business prior to the Closing;

          (b) costs and expenses incurred in connection with this Agreement or the consummation of the Transactions;

          (c) this Agreement and the Ancillary Agreements;

          (d) any Taxes, including deferred taxes or taxes measured by income of the Seller earned prior to September 1, 2006 or in connection with the consummation of the Transactions, any Liabilities for federal and state income tax and FICA taxes of employees of the Seller which the Seller is legally obligated to withhold, any Liabilities of the Seller for employer FICA and unemployment taxes incurred, and any Liabilities of the Seller for sales, use or excise taxes or customs and duties;

          (e) any Contracts which are listed on Schedule 2.1(b);

          (f) all Liabilities arising prior to September 1, 2006 under the Assigned Contracts, and all Liabilities for any breach, act or omission by the Seller prior to the Closing under any of the Assigned Contracts;

          (g) events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any Law, any judgment, decree or order of any Governmental Entity, or any Permit;

          (h) severance benefits to any employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the Transactions;

          (i) the employment, or termination of employment, of current and former employees of the Seller and its Affiliates;

          (j) indemnification obligations owed to any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another Person (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

          (k) injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers' compensation claim);

          (l) any Seller Plan, together with all medical, dental and disability benefits (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of the Seller based upon conditions or disabilities existing prior to the Closing (including any liabilities arising out of any conditions or disabilities which may have been aggravated following the Closing);

          (m) the servicing of Customer accounts by the Seller prior to September 1, 2006, including short-term shipping costs, charges and pass-throughs; and

          (n) obligations to Customers arising prior to September 1, 2006.

     "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge, option, pledge, restriction on transfer of title or voting, restrictive covenant, right of first refusal, other lien or any adverse claim of any nature whatsoever (whether arising by Contract or by operation of Law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller.

     "Seller" shall have the meaning set forth in the first paragraph of this Agreement.

     "Seller Certificate" shall mean a certificate to the effect that the representations and warranties of the Seller set forth in the first sentence of
Section 3.1 and in Section 3.2 and any representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date).

     "Seller's Knowledge" shall mean the actual knowledge, following reasonable inquiry, of the officers of the Seller that are involved in the operations of the Seller or any of its Subsidiaries.

     "Seller Material Adverse Effect" shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, Liabilities, capitalization, financial condition, or results of operations of the Business that (x) results in Quantifiable Losses of more than $10,000.00, or (y) results in the imposition of a Lien or a third party adverse claim on the Acquired Assets (other than a Lien or third party adverse claim that can be discharged through the payment of not more than $10,000.00), or (ii) makes impossible the consummation of the Transactions, but in each case excludes:

     (a) any change or effect generally affecting the international, national, regional or local natural gas gathering, transmission or distribution industry as a whole and not adversely affecting the Acquired Assets in any manner or degree materially different than other facilities similar to the Acquired Assets.

     (b) any change or effect resulting from changes in the international, national, regional or local markets for natural gas or in natural gas prices paid in any such markets; or

     (c) any Order or act of any Governmental Authority applicable to the gathering, transmission or distribution of natural gas generally that imposes restrictions, regulations or other requirements thereon.

Any determination as to whether any condition or other matter has a Seller Material Adverse Effect shall be reasonable and shall be made only after taking into account all proceeds or amounts that are expected to be received by Buyer or any of its Subsidiaries with respect to such condition or matter from (i) insurance coverages, (ii) indemnification provisions or (iii) commitments by Seller or its Affiliates to the Buyer or any of its Subsidiaries in anticipation of receipt of insurance proceeds or indemnification payments. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Seller Material Adverse Effect.

     "Seller Plan" shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller, any Subsidiary of the Seller, or any ERISA Affiliate, or with respect to which the Seller, any Subsidiary of the Seller, or any ERISA Affiliate has any Liabilities.

     "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any

Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such Person.

     "Supply Agreements" means those agreements of the Seller providing for gas supply relating to the Business, as listed on and comprising a part of Schedule 2.1(b).

     "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or Liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, natural gas, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

     "Tax Returns" shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     "Third Party Action" shall mean any suit or proceeding by a Person other than a Party for which indemnification may be sought by a Party under Article VI.

     "Trading Book" shall mean the combination of active risk positions, including discretionary trading, system supply, prompt and future sales, hedges, options, physical and financial purchase and sale Contracts, transportation agreements, throughput agreements and other Hedging Agreements, in each case relating to the Business, all of which are set forth on Section 3.20 of the Disclosure Schedule.

     "Trading Book Side Letter" shall mean the side letter to be entered into between the Buyer and the Seller at the Closing regarding the Trading Book, substantially in the form attached hereto as Exhibit E.

     "Transactions" means the transactions contemplated by this Agreement and the Ancillary Agreements.

     "Transition Services Agreement" shall mean the Transition Services Agreement being entered into between the Buyer and the Seller at the Closing, substantially in the form attached to this Agreement as Exhibit D.

     "Transferred Employees" shall have the meaning set forth in Section 5.8(a).

     "WARN Act" shall have the meaning set forth in Section 3.8(c).

                                   ARTICLE II

                               THE ASSET PURCHASE

     2.1 Purchase and Sale of Assets.

          (a) Concurrently with the execution of this Agreement, the Buyer is purchasing from the Seller, and the Seller is selling, transferring, assigning and delivering to the Buyer, for the consideration specified below in this
Article II, all right, title and interest of Seller in, to and under the Acquired Assets, free and clear of all Security Interests.

          (b) Notwithstanding the provisions of Section 2.1(a), the Acquired Assets shall not include the Excluded Assets.

     2.2 Assumption of Liabilities.

          (a) Concurrently with the execution of this Agreement, the Buyer is assuming and becoming responsible for the Assumed Liabilities.

          (b) Notwithstanding the terms of Section 2.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for, the Retained Liabilities.

     2.3 Purchase Price. The amount being paid by the Buyer for the Acquired Assets is two million two hundred twenty-five thousand and no/100 dollars ($2,225,000.00) (the "Closing Amount"), subject to adjustment as provided in
Section 2.6 (as adjusted, the "Purchase Price").

     2.4 The Closing.

          (a) The purchase and sale of the Acquired Assets and Assumed Liabilities provided for in this Agreement is taking pace (the "Closing") at the offices of the Buyer at 600 Anton Boulevard, Suite 2000, Costa Mesa, California 92626, commencing at 9:00 a.m. local time on the date hereof (the "Closing Date"). All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

          (b) At the Closing, the Seller is:

               (i) executing and delivering to the Buyer the Seller Certificate;

               (ii) executing and delivering to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets, and copies of filed UCC-3 termination statements with respect to all UCC-1 financing statements pertaining to the Acquired Assets, or alternatively, executed letters from the owner(s) and holder(s) of all such Security Interests, addressed to the Buyer and agreeing to execute and deliver such releases, and file such UCC-3 termination statements immediately following the Closing, in each case in form and substance reasonably satisfactory to the Buyer;

               (iii) delivering a certificate to the Buyer, executed by its Secretary and dated as of the date hereof, certifying (A) as to the incumbency of the persons executing this Agreement and the Ancillary Agreements on the Seller's behalf, (B) that attached to such certificate is a true and complete copy of resolutions that have been duly and validly adopted by the board of directors (or managing member) of the Seller evidencing (i) the authorization of the execution and delivery of this Agreement and each Ancillary Agreement to which the Seller is a party and the consummation of the Transactions, and (ii) the matters set forth in Section 3.19, together with a statement to the effect that such resolutions are in full force and effect on the Closing Date, (C) that attached to such certificate is a copy of the Seller's Organizational Documents that are in effect on the Closing Date and (D) that attached to such certificate is a copy of a certificate of good standing of the Seller in its jurisdiction of organization, dated as of a date on or after September 1, 2006;

               (iv) delivering to the Buyer counterparts of that certain non-solicitation agreement attached hereto as Exhibit C executed by Thomas L. Goudie and James Bujnoch, Jr. (the "Non-Solicitation Agreement");

               (v) executing and delivering to the Buyer a bill of sale in substantially the form attached hereto as Exhibit A (the "Bill of Sale"), and such other instruments of conveyance (such as assigned negotiable instruments) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

               (vi) executing and delivering to the Seller an assumption agreement in substantially the form attached hereto as Exhibit B (the "Assumption Agreement");

               (vii) executing and delivering to the Buyer a duplicate original of the Transition Services Agreement;

               (viii) executing and delivering to the Buyer a duplicate original of the Trading Book Side Letter;

               (ix) causing all of the members of Seller to execute and deliver the Guaranty Agreement to Buyer;

               (x) executing and delivering to the Buyer a duplicate original of the guaranty to be issued by Commerce Energy Group, Inc., as required by Section
2.08 of the Transition Services Agreement; and

               (xi) paying to the Buyer, by wire transfer or other delivery of immediately available funds to an account designated by the Seller, an amount in cash equal to the aggregate amount of the Customer Deposits.

          (c) At the Closing, the Buyer is:

               (i) executing and delivering to the Seller the Buyer Certificate;

               (ii) delivering a certificate to the Seller, executed by its Secretary and dated as of the date hereof, certifying (A) as to the incumbency of the persons executing this Agreement and the Ancillary Agreements on the Buyer's behalf, (B) that attached to such certificate is a true and complete copy of resolutions that have been duly and validly adopted by the board of directors (or managing member) of the Buyer evidencing the authorization of the execution and delivery of this Agreement and each Ancillary Agreement to which the Buyer is a party and the consummation of the Transactions, together with a statement to the effect that such resolutions are in full force and effect on the Closing Date, and (C) that attached to such certificate is a copy of a certificate of good standing of the Buyer in its jurisdiction of organization, dated as of a date on or after September 1, 2006;

               (iii) executing and delivering to the Seller a duplicate original of the Non-Solicitation Agreement;

               (iv) executing and delivering to the Seller a duplicate original of the Bill of Sale;

               (v) executing and delivering to the Seller a duplicate original of the Assumption Agreement and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

               (vi) executing and delivering to the Seller a duplicate original of the Transition Services Agreement;

               (vii) executing and delivering to the Seller a duplicate original of the Trading Book Side Letter;

               (viii) executing and delivering to the Seller a duplicate original of the Guaranty Agreement;

               (ix) paying to the Seller, by wire transfer or other delivery of immediately available funds to an account designated by the Seller, the Closing Amount, as adjusted pursuant to Section 2.6;

               (x) paying to the Seller by wire transfer or other delivery of immediately available funds to an account designated by the Seller, the sum of twelve thousand four hundred forty-five and 30/100 dollars ($12,445.30), as reimbursement to the Seller for (i) payroll and payroll taxes attributable to the Transferred Employees for the period from September 1, 2006 through September 20, 2006, and (ii) health insurance premiums paid by the Seller with respect to the Transferred Employees for the month of September, 2006;

               (xi) paying to the Seller by wire transfer or other delivery of immediately available funds to an account designated by the Seller, the sum of one million eight hundred thirty-seven thousand one hundred ten and no/100 dollars ($1,837,110.00), as required by Section 1(b) of the Trading Book Side Letter;

               (xii) causing an irrevocable and unconditional standby letter of credit in the amount of one million five hundred thousand and no/100 dollars ($1,500,000.00) to be issued and delivered by Wachovia Bank, National Association, to the Seller as required by Section 2.08 of the Transition Services Agreement; and

               (xiii) causing a guaranty to be issued by Commerce Energy Group, Inc. and delivered to the Seller, as required by Section 2.08 of the Transition Services Agreement.

     2.5 Allocation. The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets and the non-solicitation and non-competition covenants set forth in Sections 5.3 and 5.4 for all purposes (including financial accounting and tax purposes) in accordance with the allocation attached hereto as Schedule 2.5. Further, the Buyer and the Seller have completed Internal Revenue Service Form 8594 in accordance with
Schedule 2.5 and will file such Form 8594 promptly after the Closing. The Seller and the Buyer each covenant and agree not to voluntarily take any tax position inconsistent herewith on any Tax Returns or in any legal or administration proceedings or otherwise.

     2.6 Apportionment.

          (a) The Closing Amount shall be subject to adjustment as set forth in this Section 2.6. In the event that any of the adjustments provided for in this
Section 2.6 cannot be calculated as of the Closing Date, the appropriate payment shall be made by the Buyer or the Seller, as the case may be, to the other party as promptly following the Closing Date as is practicable.

          (b) For each Assigned Contract for which payments have been made in advance by the Seller covering a Payment Period that includes time after September 1, 2006, the Closing Amount shall be increased by the amount determined by multiplying such advance payment by a fraction, the numerator of which is the number of days remaining in the Payment Period after September 1, 2006 and the denominator of which is the total number of days in the Payment Period.

          (c) For each Assigned Contract for which payments are to be made in arrears by the Buyer covering a Payment Period that includes time on or before September 1, 2006, the Closing Amount shall be decreased by the amount determined by multiplying such payment by a fraction, the numerator of which is the number of days in the Payment Period through and including September 1, 2006 and the denominator of which is the total number of days in the Payment Period.

          (d) [INTENTIONALLY OMITTED]

          (e) The allocation of the Purchase Price among the Acquired Assets as set forth in Schedule 2.5 attached hereto shall be appropriately modified to reflect the adjustments made pursuant to this Section 2.6.

     2.7 Gas Imbalances. With respect to the Assigned Contracts, the Seller shall be responsible for gas imbalances occurring prior to September 1, 2006 and the Buyer shall be responsible for gas imbalances occurring on and after September 1, 2006. To that end, the Seller and the Buyer agree that gas imbalances of the Seller as of September 1, 2006 will be handled in the manner provided for in subsections (a), (b) and (c) of this Section 2.7.

          (a) LDC Imbalances. Each gas balancing position of the Seller as of September 1, 2006 with each local distribution company ("LDC") pertaining to the Business, whether a positive or negative position, will be cashed out by the Seller prior to the Closing, with the exception of the Seller's accounts with Southwest Gas Corporation and City Gas Florida, so that the Buyer's net gas balancing position with respect to the Assigned Contracts as of September 1, 2006 will be zero (with the exception of Southwest Gas Corporation and City Gas Florida).

          (b) Southwest Gas Corporation Imbalance. The Seller anticipates that as of September 1, 2006 there will be a small gas imbalance (whether short or long) with Southwest Gas Corporation. Accordingly, the Parties agree to "true-up" with respect to the Seller's gas imbalance position with Southwest Gas Corporation as of September 1, 2006. If the Seller's position is short, then the Seller shall pay to the Buyer, and, if Seller's position is long, then the Buyer shall pay to the Seller, a cash sum of money equal to (i) the number of dekatherms by which its position is short or long, as applicable, times (ii) the Mid-Point Price for SoCal on the Closing Date as published by "Gas Daily".

          (c) Florida City Gas. The Seller anticipates that the dictated volumes customers behind Florida City Gas will generate a small gas imbalance during September and/or October, 2006, which the Parties will need to "true-up". The "true-up" volumes will be deliveries or credits established by the LDC which will cause the Seller's gas pool balance with the LDC to be zero following the migration of the Seller's customers to the Buyer's pool with the LDC. Should the Seller have "true-up" volumes that it must deliver to its pool with the LDC for any period on or after September 1, 2006, then the Buyer shall nominate and deliver those volumes to the Seller's pool and invoice the customers of such pool for those "true-up" volumes.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosure in any section or subsection of the Disclosure Schedule shall qualify not only the corresponding section or subsection in this
Article III, but all other sections and subsections in this Article III so long as such disclosure contains sufficient factual detail to render its relevance to such other purpose readily apparent.

     3.1 Organization, Qualification and Limited Liability Company Power. The Seller is a limited liability company duly organized, validly existing and in organizational and tax good standing under the Laws of the State of Texas. The Seller is duly qualified to conduct business and is in organizational and tax good standing under the Laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the conduct of the Business or the ownership or leasing of the Seller's properties used in the Business requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to adversely affect the ability of the Seller to satisfy its obligations under this Agreement and the Ancillary Agreements. The Seller has all requisite limited liability company power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     3.2 Authorization of Transaction. The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement, the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the Transactions have been duly and validly authorized by all necessary action on the part of the Seller, and no other proceedings on the part of any of the Seller and the holders of its limited liability company interests, as applicable, are necessary to authorize this Agreement or to consummate the Transactions. Each of this Agreement and the Ancillary Agreements to which the Seller is a party has been duly and validly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. Each of this Agreement and the Ancillary Agreements to which any Guarantor is a party has been duly and validly executed and delivered by such Guarantor and constitutes a valid and binding obligation of such Guarantor, enforceable against him, her or it in accordance with its terms.

     3.3 Noncontravention. Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the consummation by the Seller of the Transactions, will (a) conflict with or violate any provision of the Organizational Documents of the Seller, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Person, including any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract to which the Seller is a party or by which the Seller is bound or to which any of its assets is subject, including the Assigned Contracts, (d) result in the imposition of any Security Interest upon any assets of the Seller, including the Acquired Assets, or (e) violate any Law applicable to the Seller or any of its properties or assets. Section 3.3(a) of the Disclosure Schedule sets forth a complete and accurate list of each Assigned Contract with respect to which notice was delivered (or, in the case of notice to Customers, will be delivered) to any Person, or with respect to which the consent or approval of any Person was obtained, in order for the Seller to execute and deliver this Agreement and the Ancillary Agreements, and consummate the Transactions, including the assignment of the Assigned Contracts, without otherwise breaching the representations and warranties contained in the preceding sentence. Section 3.3(b) of the Disclosure Schedule contains a complete and accurate copy of each such notice (or, in the case of notice to Customers, form of notice), consent or approval, as applicable.

     3.4 Tax Matters.

          (a) The Seller has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Seller has paid on a timely basis all Taxes that were due and payable. All Taxes that the Seller is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

          (b) Section 3.4(b) of the Disclosure Schedule sets forth the tax basis of the Seller in the Acquired Assets.

          (c) Neither the U.S. Internal Revenue Service nor any other United States or non-United States taxing authority or agency is now asserting or, to Seller's Knowledge, threatening to assert against the Seller any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. The Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax with respect to the Business.

          (d) There are no Tax liens upon any property or assets of the Seller except liens for current Taxes not yet due.

     3.5 Ownership and Condition of Assets.

          (a) The Seller is the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 3.5(a) of the Disclosure Schedule. Through the execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 2.4, the Buyer is becoming the true and lawful owner of, and is receiving good title to, the Acquired Assets, free and clear of all Security Interests.

          (b) After giving effect to the services and support contemplated by the Transition Services Agreement, the Acquired Assets are sufficient for the conduct of the Business as presently conducted and as presently proposed to be conducted and, except as set forth in Section 3.5(b) of the Disclosure Schedule, constitute all of the assets used by the Seller in the Business. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used or is intended to be used.

          (c) Section 3.5(c) of the Disclosure Schedule lists individually (i) all Acquired Assets that are fixed assets (within the meaning of GAAP), indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and
(ii) all other Acquired Assets of a tangible nature.

     3.6 Assigned Contracts; Risk Management.

          (a) Section 3.6(a) of the Disclosure Schedule sets forth complete and accurate lists of the following, organized in accordance with the following clauses:

               (i) all Hedging Agreements to which the Seller is a party, including all Contracts evidencing existing basis positions and fixed price positions backing Customer Contracts, other than the Designated NYMEX Positions;

               (ii) all of the storage, peaking and transportation capacity, and firm distribution capacity released to the Seller by Central Florida Gas for Customers business in the Central Florida Gas distribution territory;

               (iii) all of the storage, peaking and transportation capacity released to the Seller by TECO Peoples Gas for Customers in the TECO Peoples Gas distribution territory;

               (iv) all of the storage, peaking and transportation capacity released to the Seller by Sequent Energy for Customers in the Florida City Gas, TECO Peoples Gas, Central Florida Gas and Florida Public Utilities distribution territories;

               (v) all of the storage, peaking and transportation capacity released to the Seller by Louisville Gas & Electric Company for Customers in the State of Kentucky;

               (vi) all of the storage, peaking and transportation capacity released to the Seller by Florida City Gas for Customers in the State of Florida;

               (vii) all of the storage, peaking and transportation capacity released to the Seller by Southwest Gas Corporation for Customers in the State of Nevada;

               (viii) all of the storage, peaking and transportation capacity released to the Seller by Atmos Energy Corporation for Customers in the State of Texas;

               (ix) all other storage, peaking and transportation capacity released to the Seller by any party for Customers;

               (x) any natural gas inventory or supply Contracts relating to service to the Contracts for the sale of natural gas to Customers that are being transferred under this Agreement;

               (xi) all other positions comprising the Trading Book;

               (xii) all Customer Contracts, including complete and accurate information regarding identification of each Contract by Customer name, end date of current term, contract term in months, contract type, specific price data, and trailing 12 months MMBtu volume; and

               (xiii) all credit support agreements or other collateral arrangements relating to the Customer Contracts, such as customer provided deposits, letters of credit, corporate or parental guarantees or pre-payment.

          (b) Except as otherwise provided in Section 3.6(b) of the Disclosure Schedule, the Seller has previously made available to the Buyer, and is delivering to the Buyer contemporaneously with the Closing, a complete and accurate copy of each Assigned Contract. All of the terms and conditions of any Assigned Contracts that have not been completely and accurately disclosed to the Buyer are commercially reasonable. The Assigned Contracts represent all of the Contracts of the types described in Section 3.6(a) relating to or used by the Seller in the Business, other than the Designated NYMEX Positions. With respect to each Assigned Contract, other than those provided in Section 3.6(b) of the Disclosure Schedule: (i) it is legal, valid, binding and enforceable and in full force and effect and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (ii) except as set forth in Section 3.3(a) of the Disclosure Schedule, it is assignable by the Seller to the Buyer without the notice to or the consent or approval of any Person, including any Governmental Entity; (iii) the Seller is not, and, to Seller's Knowledge, no other party thereto, is in breach or violation of, or default under, any such Assigned Contract, and no event has occurred, is pending or, to Seller's Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to Seller's Knowledge, any other party under such Assigned Contract; and (iv) the Seller has not received any notice of termination or cancellation under any such Assigned Contract.

          (c) All of the storage, peaking and transportation capacity released to the Seller by TECO Peoples Gas, Central Florida Gas, Louisville Gas & Electric Company, Florida City Gas, Southwest Gas Corporation, Atmos Energy Corporation or any other party for Customers are governed by the respective local distribution company tariffs with regard to the transfer of customers and assets between marketer pools.

          (d) Section 3.6(d) of the Disclosure Schedule sets forth a complete and correct list of all of the Customer Deposits. None of the Customers has delivered to Seller a letter of credit in connection with the Business.

     3.7 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Seller with respect to the Business (a) which seeks either damages in excess of $5,000.00 either individually or in the aggregate, or equitable relief or (b) wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the Transactions, (ii) cause the Transactions to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets, or to conduct the Business as currently conducted, following the Closing. No such judgment, order, decree, stipulation or injunction is in effect.

     3.8 Employees.

          (a) Section 3.8(a) of the Disclosure Schedule contains a list of all employees of the Seller and its Affiliates who are engaged in the Business, along with the position and the annual rate of compensation of each such person, identifying any such employees who are not citizens of the United States. All such employees are terminable at will. To Seller's Knowledge, no key employee or group of employees engaged in the Business has any plans to terminate employment with the Seller or its Affiliates (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer.

          (b) The Seller and its Affiliates are not a party to or bound by any collective bargaining agreement or any other labor organization contract relating to the Business, and none of them has breached or failed to comply with any such Contract. The Seller and its Affiliates have not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes, nor, to Seller's Knowledge, are any such strikes, grievances, claims of unfair labor practices or other collective bargaining disputes pending or threatened. The Seller has no knowledge of any organizational effort made or threatened, either currently or within the past five years, by or on behalf of any labor organization with respect to employees of the Seller and its Affiliates engaged in the Business.

          (c) The Seller and its Affiliates are and have been in compliance with all Laws relating to the employment of labor with respect to the Business, including all such Laws relating to wages, hours, employee classification, the Worker Adjustment and Retraining Notification Act and similar state laws (collectively, the "WARN Act"), collective bargaining, immigration, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax. The Seller and its Affiliates have not incurred any Liabilities under the WARN Act that remains unsatisfied. There are no actions, suits, claims, audits, inquiries or examinations pending or, to Seller's Knowledge, threatened or reasonably anticipated relating to any labor, safety or employment matters involving the employees of the Seller and its Affiliates engaged in the Business.

     3.9 Employee Benefits.

          (a) Each Seller Plan has been administered in all material respects in accordance with its terms and each of the Seller and the ERISA Affiliates has in all material respects met its obligations with respect to each Seller Plan and has made all required contributions thereto. The Seller, each ERISA Affiliate and each Seller Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Seller Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Seller Plan has assets that include securities issued by the Seller or any ERISA Affiliate. The consummation of the Transactions will not result in any Liabilities to the Buyer under any Seller Plan.

          (b) Section 3.9(b) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Seller engaged in the Business (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Seller of the nature of any of the Transactions, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any officer or employee of the Seller engaged in the Business may receive payments from the Seller that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan with any officer or employee of the Seller engaged in the Business that is binding the Seller, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Seller Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions.

          (c) At no time has the Seller or any ERISA Affiliate maintained, contributed to, had any Liabilities under, any benefit plan, program or arrangement that is, (i) a "multiemployer plan" (within the meaning of Section 3(37) of ERISA), (ii) a "multiple employer plan" (within the meaning of Section 413(c) of the Code), (iii) a single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (iv) a "multiple employer welfare arrangement" (as defined in Section 3(40)(A) of ERISA). No event has occurred, and to Seller's Knowledge, no condition exists that would, either directly or by reason of the Seller's affiliation with any ERISA Affiliate, subject the Seller or the Business to any tax, fine, lien, penalty or other Liabilities imposed by ERISA, the Code, or other applicable Laws.

     3.10 Legal Compliance.

          (a) To Seller's Knowledge, the Seller is currently conducting, and has at all times conducted, the Business in compliance with each applicable Law, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect. The Seller has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable Law with respect to the Business.

          (b) To Sellers' Knowledge, the Seller (i) is not in violation of any Law applicable to the Business and (ii) did not fraudulently induce any Person to enter into any Assigned Contract, in each case, in connection with the Seller's entering into any Customer Contract.

          (c) The Seller is not required to obtain any prior approval from any Governmental Entity in order to transfer the Business to the Buyer, nor are there any proceedings or hearings before any Governmental Entity now pending or required to be held in connection with the transfer of the Business to Buyer.

     3.11 Customers and Suppliers.

          (a) The payment histories of each Customer provided by the Seller to the Buyer are true, complete and correct in all material respects.

          (b) No Customer or supplier of or to the Business has notified Seller within the past year that it will stop, or decrease the rate of (or, to Seller's Knowledge, otherwise taken any action that would reasonably be interpreted to reflect an intention to stop or decrease the rate of), buying products or supplying products, as applicable, to the Seller.

          (c) No purchase order or commitment of the Seller relating to the Business is in excess of normal requirements, nor are prices provided therein for the current month in excess of current market prices for the products or services to be provided thereunder.

          (d) To Seller's Knowledge, the Seller is not, and, after the Closing, the Buyer will not be, subject to any charges, penalties, balancing riders or similar costs or obligations, other than ordinary service costs, with respect to any transmission or distribution service provider relating to the Business as a result of any action, inaction, condition or occurrence prior to the Closing.

          (e) Section 3.11(e) of the Disclosure Schedule sets forth a complete and accurate list of all letters of credit, bonds or other credit support arrangements made by the Seller with any supplier of any product or service to the Business.

     3.12 Permits. Section 3.12 of the Disclosure Schedule sets forth a complete and accurate list of all Permits issued to or held by the Seller in connection with the conduct of the Business. To Seller's Knowledge, such listed Permits are the only Permits that are required for the Seller to conduct the Business. Each such Permit is in full force and effect; the Seller is in compliance with the terms of each such Permit; and, to the Seller's Knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

     3.13 Certain Business Relationships With Affiliates. No Affiliate of the Seller owns any property or right, tangible or intangible, which is used in the Business.

     3.14 Brokers' Fees. The Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

     3.15 Books and Records. The books and records of the Seller relating to the Business (i) accurately reflect in all material respects the assets, Liabilities, business, financial condition and results of operations of the Business, (ii) have been maintained in accordance with good business and bookkeeping practices and (iii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.

     3.16 Limitations of Seller's Representations and Warranties. The following limitations apply with regard to the representations and warranties made by the
Seller:

          (a) THE BUYER ACKNOWLEDGES THAT (I) IT HAS HAD ACCESS TO SELLER AND THE OFFICERS AND EMPLOYEES OF SELLER AND (II) IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS, THE BUYER HAS RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND UPON THE EXPRESS REPRESENTATIONS, WARRANTIES,

COVENANTS, AND AGREEMENTS SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. WITHOUT LIMITING THE ABOVE, THE BUYER HAS, PRIOR TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, (I) CONDUCTED DUE DILIGENCE TO ITS SATISFACTION, AND (II) HAD FULL OPPORTUNITY TO CONDUCT TO ITS SATISFACTION A REVIEW OF ALL TANGIBLE ACQUIRED ASSETS AND TO ANALYZE ALL OF THE ASSIGNED CONTRACTS, THE HEDGING AGREEMENTS AND THE NYMEX POSITIONS.

          (b) WITHOUT LIMITING THE ABOVE, THE BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, THE SELLER HAS NOT MADE, AND THE SELLER MAKES NO, AND DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING THE ACQUIRED ASSETS OR THE BUSINESS.

          (c) IN NO EVENT SHALL SELLER BE LIABLE HEREUNDER (ON THE BASIS OF BREACH OF CONTRACT, INDEMNITY, WARRANTY OR TORT, OR OTHERWISE) FOR ANY (I) NON-FORESEEABLE DAMAGES, (II) DAMAGES BASED UPON A MULTIPLE OF THE LOSS OF EARNINGS BY THE BUYER, IF ANY, OR (III) ANY EXEMPLARY OR PUNITIVE DAMAGES, RESULTING FROM OR ARISING OUT OF THIS AGREEMENT (OTHER THAN EXEMPLARY OR PUNITIVE DAMAGES PAYABLE TO A THIRD PARTY).

     3.17 Buyer's Breach of Representation or Warranty. To the Seller's Knowledge as of the date of this Agreement, there is no fact or circumstance that would cause the Buyer to be in breach of any representation or warranty set forth in this Agreement.

     3.18 Non-Foreign Entity. The Seller is not a non-resident alien, foreign corporation, foreign trust, or foreign trust or foreign estate for purposes of U.S. income taxation.

     3.19 Solvency; the Seller's Intent.

          (a) The Seller is not now, will not be immediately after the Closing and does not expect in the foreseeable future to be, "insolvent," as defined in the Texas Uniform Fraudulent Transfer Act.

          (b) The Seller is not consummating any of the Transactions with actual intent to hinder, delay or defraud any creditor of the Seller. The board of directors (or equivalent managerial body) of the Seller has, in consultation with its legal, financial and other advisors, determined that the Purchase Price is "reasonably equivalent value" (as defined in the Texas Uniform Fraudulent Transfer Act) in exchange for the Acquired Assets and such other consideration being offered by the Seller hereunder and under the Ancillary Agreements.

          (c) The Seller has complied with the requirements of all applicable bulk sale, bulk transfer or similar Laws in all jurisdictions.

          (d) The Seller has marketed the Business and exercised its commercially reasonable efforts to sell it to a third party on terms and conditions most favorable to the Seller.

The Seller notified multiple potential buyers of the Acquired Assets of its intention to sell the Acquired Assets. Any third party expressing a bona fide interest in the acquisition of all or any part of the Business was given access to due diligence materials and other information about the Business. No participant in the marketing process was treated preferentially over any other participant. As a consequence of the competitive bidding process arising from the Seller's marketing efforts, in addition to the Buyer, three of the parties contacted by the Seller made bona fide offers to acquire all or part of the Acquired Assets.

     3.20 Trading Book. Section 3.20 of the Disclosure Schedule contains a complete and accurate list of all active risk positions, including discretionary trading, system supply, prompt and future sales, hedges, options, physical and financial purchase and sale Contracts, transportation agreements, throughput agreements and other Hedging Agreements, in each case relating to the Business.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement.

     4.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     4.2 Authorization of the Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

     4.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the Transactions, will (a) conflict with or violate any provision of the Organizational Documents of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the Transactions or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the Transactions, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

     4.4 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Buyer wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the Transactions or (ii) cause the Transactions to be rescinded following consummation. No such judgment, order, decree, stipulation or injunction is in effect.

     4.5 Financing. The Buyer has sufficient funds to enable Buyer to pay the full Closing Amount, in cash, to the Seller, and to otherwise perform all of its other obligations under this Agreement.

     4.6 Broker's Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which the Seller or its Affiliates could become liable or obligated.

     4.7 Buyer's Reliance. The Buyer acknowledges and agrees that it is entitled to rely only upon the express representations and warranties of the Seller set forth in Article III of this Agreement.

     4.8 Limitations of the Buyer's Representations and Warranties. The following limitations apply with regard to the representations and warranties made by the Buyer:

          (a) THE SELLER ACKNOWLEDGES THAT IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, THE SELLER HAS RELIED SOLELY UPON THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS.

          (b) WITHOUT LIMITING THE ABOVE, THE SELLER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, THE BUYER HAS NOT MADE, AND THE BUYER MAKES NO, AND DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE.

          (c) IN NO EVENT SHALL BUYER BE LIABLE HEREUNDER (ON THE BASIS OF BREACH OF CONTRACT, INDEMNITY, WARRANTY OR TORT, OR OTHERWISE) FOR ANY (I) NON-FORESEEABLE DAMAGES, (II) DAMAGES BASED UPON A MULTIPLE OF THE LOSS OF EARNINGS BY THE SELLER, IF ANY, OR (III) ANY EXEMPLARY OR PUNITIVE DAMAGES, RESULTING FROM OR ARISING OUT OF THIS AGREEMENT (OTHER THAN EXEMPLARY OR PUNITIVE DAMAGES PAYABLE TO A THIRD PARTY).

     4.9 Seller's Breach of Representation or Warranty. To the Buyer's Knowledge as of the date of this Agreement, there is no fact or circumstance that would cause the Seller to be in breach of any representation or warranty set forth in this Agreement.

                                    ARTICLE V

                                    COVENANTS

     5.1 Governmental and Third-Party Notices and Consents. Following the Closing, each of the Seller and the Buyer shall use commercially reasonable efforts to obtain all waivers, permits, consents, approvals or other authorizations from Governmental Entities or any third parties, and to effect all registrations, filings and notices with or to Governmental Entities or any third parties, as may be required for the Buyer to own and operate the Acquired Assets as of the Closing and to otherwise comply with all applicable Laws in connection therewith; provided, however, that none of Seller's employees or other representatives shall have any obligation to travel in connection with the obtaining of consents from the SoCal LDC pool customers as to the change of gas pools. If the Seller and the Buyer are unable to obtain any third party consent to the transfer of any Assigned Contract, unless or until such consent is received or said agreement is terminated (by lapse of time or by the counterparty thereto but not by the Seller), the Seller shall exercise commercially reasonable efforts at the Buyer's expense to cause the applicable Assigned Contract to remain in full force and effect for so long as this Section
5.1 is applicable to it), (a) the applicable Assigned Contract shall be held by the Seller after Closing as the Buyer's agent, for the benefit of Buyer, to the extent such holding by the Seller does not violate any Law or violate the terms of the agreement(s) applicable thereto, (b) the Seller shall provide the Buyer with the economic and other benefits of such Assigned Contract, including by forwarding to the Buyer any monies received pursuant to such Assigned Contracts and (c) the Seller shall endeavor to institute alternative arrangements intended to put the Buyer in substantially the same economic and operational position as if such Assigned Contract were transferred to the Buyer. Any fees and costs of each Party's attorneys arising in connection with complying with this Section
5.1 will be borne by such Party. All costs and expenses of the Seller (other than the fees and costs of the Seller's attorney) arising in connection with complying with this Section 5.1, up to $15,000, will be borne by the Buyer, and all of the Seller's costs and expenses in excess thereof will be borne by the Seller. Any of such costs and expenses of the Seller being borne by the Buyer will be reimbursable by the Buyer to the Seller promptly following receipt by the Buyer of appropriate receipts or other documentary evidence thereof. All costs and expenses incurred by the Buyer in complying with this Section 5.1 will be borne solely by the Buyer.

     5.2 Proprietary Information. From and after the Closing, the Seller shall not disclose or make use of (except to pursue its rights, under this Agreement or the Ancillary Agreements), and shall use its best efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Seller's business or the Buyer or its business (including the financial information, technical information or data relating to the Seller's products and names of customers of the Seller), as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 6.3 and the arbitral award and the Arbitrator's reasons therefor relating to the same), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Seller or an Affiliate. The Seller shall enforce, for the benefit of the Buyer, all confidentiality, invention assignments and similar agreements between the Seller and any other party relating to the Acquired Assets or the business of the Seller which are not Assigned Contracts.

     5.3 Solicitation and Hiring. For a period of five (5) years after the Closing Date, the Seller shall not, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Restricted Employee to terminate his employment with the Buyer or any subsidiary of the Buyer or (b) hire or attempt to hire any Restricted Employee; provided, that this clause (b) shall not apply to any individual whose employment with the Buyer or a Subsidiary of the Buyer has been terminated for a period of six months or longer.

     5.4 Non-Competition.

          (a) For a period of two (2) years after the Closing Date, the Seller shall not, either directly or indirectly, as a stockholder, investor, partner, joint venturer, member, creditor, consultant or otherwise, (i) market or sell any product or provide any service anywhere in the Restricted Area which is competitive with any product marketed or sold or any service provided by the Seller in the Restricted Area within the three-year period prior to the Closing Date or (ii) engage anywhere in the Restricted Area in any business competitive with the Business as conducted as of the Closing Date or during the three-year period prior to the Closing Date. The Seller shall enforce, for the benefit of the Buyer, all non-competition and similar agreements between the Seller and any other party that are not Assigned Contracts.

          (b) The Seller agrees that the duration and geographic scope of the non-competition provision set forth in this Section 5.4 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

          (c) The Seller shall, and shall use its best efforts to cause its Affiliates to, refer all inquiries regarding the business, products and services of the Seller to the Buyer.

     5.5 Tax Matters. The Buyer hereby acknowledges and agrees that the Purchase Price is net of any and all sales taxes, use taxes, transfer taxes, deed excise stamps and similar charges arising from the sale of the Acquired Assets contemplated by this Agreement, and the Buyer agrees that to the extent applicable, the same shall be paid by the Buyer.

     5.6 Sharing of Data.

          (a) The Seller shall have the right for a period of five (5) years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business and for complying with its obligations under applicable securities, tax, environmental, employment or other Laws. The Buyer shall have the right for a period of five (5) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records (including the work papers of the Seller's independent accountants), tax records, correspondence, production records, employment records and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the Business after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other Laws. Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party's expense.

          (b) Promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Business or the Acquired Assets held by any Governmental Entity.

     5.7 Cooperation in Litigation. From and after the Closing Date, the Seller and the Buyer shall each fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Business by the Seller or the Buyer prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the Transactions). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

     5.8 Employees

          (a) Effective as of the Closing, the Seller shall terminate the employment of each of its employees designated on Schedule 5.8(a) attached hereto (which may be updated prior to the Closing by the mutual agreement of the Buyer and the Seller) (the "Transferred Employees"). The Buyer shall offer employment to each such employee, terminable at the will of the Buyer. The Seller hereby consents to the hiring of any such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights the Seller may have against the Buyer or any such employee under any non-competition, confidentiality or employment agreement.

          (b) The Seller shall provide the Buyer with all information relating to each Transferred Employee as the Buyer may reasonably require in connection with its employment or engagement of such individuals, including their initial employment dates, termination dates, reemployment dates, hours of service, compensation and tax withholding history, in a form that shall be usable by the Buyer, and such information shall be true and correct in all respects.

     5.9 Transition Services. Following the Closing, the Seller shall provide, or cause to be provided, to the Business certain services that are currently provided by the Seller and its Affiliates to the Business, all as more fully set forth in the Transition Services Agreement being entered into between the Seller and the Purchaser on the date hereof.

     5.10 Substitution Letters of Credit. The Buyer shall, within 15 days following the Closing Date, cause substitute letters of credit to be provided to suppliers to the Business in favor of such suppliers where required upon Seller's withdrawal or cancellation of its outstanding letters of credit.

     5.11 Collection of Receivables. Each Party agrees that it shall promptly deliver to the other Party (and in any event within three (3) business days of the date received), any cash, checks or other property received by such Party or any of its Affiliates on or after the Closing which properly belongs to the other Party or which is allocated to such other Party pursuant to this Agreement or any Ancillary Agreement, including any payments on account, and will account to the other Party for all such receipts. In connection with the foregoing, each Party shall execute, transfer, convey and deliver any such checks or other documents as necessary in order to properly transfer such property to the other Party.

     5.12 Further Assurances. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's rights to, title in and ownership of, the Acquired Assets, free and clear of Security Interests, and to place the Buyer in actual possession and operating control thereof from and after the date hereof.

     5.13 Assistance with Preparation of Financial Statements. From and after the Closing, the Seller shall use its Reasonable Best Efforts to assist the Buyer in the preparation of audited consolidated balance sheets, income statements and statements of operations, changes in stockholders' equity and cash flows of the Business for such fiscal periods as the Buyer may request, prepared in accordance with GAAP and the requirements of Regulation S-X, together with all related notes and schedules thereto, to be filed with the U.S. Securities and Exchange Commission, accompanied by the reports thereon of the Buyer's accountant and any consents required from the Seller's accountant for the filing of such reports with the U.S. Securities and Exchange Commission. The Buyer shall pay for all costs in preparing such audited financial statements, including the costs of the Seller's accountant in connection therewith.

     5.14 Refund of Customer Deposits. The Buyer shall be responsible for refunding the amount of the Customer Deposits due each of the Customers and shall indemnify the Seller for all Liabilities in connection therewith.

                                   ARTICLE VI

                                 INDEMNIFICATION

     6.1 Indemnification by the Seller.

          Subject to the limitations set forth in Section 6.4 and 6.5 of this Agreement, from and after the Closing Date, the Seller shall release, protect, defend and indemnify the Buyer, and its Affiliates and its and their respective officers, directors, members, shareholders, partners, employees, consultants, attorneys and advisors in respect of, and hold each of them harmless against, Damages incurred or suffered by any of them resulting from, relating to or constituting:

          (a) any breach of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement;

          (b) any failure to perform any covenant or agreement of the Seller contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement;

          (c) any noncompliance by the Seller with any bulk sale, bulk transfer or similar Laws in all jurisdictions applicable to the Transactions; or

          (d) any Retained Liabilities.

     6.2 Indemnification by the Buyer. Subject to the limitations set forth in Sections 6.4 and 6.5 of this Agreement, from and after the Closing Date, the Buyer shall release, protect, defend and indemnify the Seller, and its Affiliates and its and their respective officers, directors, members, shareholders, partners, employees, consultants, attorneys and advisors, in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Seller resulting from, relating to or constituting:

          (a) any breach of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement;

          (b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement; or

          (c) any Assumed Liabilities.

     6.3 Indemnification Claims.

          (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability hereunder except to the extent of any damage or Liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other Liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further Liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

          (b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

          (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate any Dispute, such Dispute shall be resolved in a state or federal court sitting in the State of Texas, in accordance with Section 7.13.

          (e) If, as set forth in Section 6.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the "Arbitrator") in accordance with the Commercial Rules in effect from time to time and the following provisions.

               (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

               (ii) The Seller and the Buyer shall commence the arbitration by jointly filing a written submission with the Houston, Texas office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

               (iii) No depositions or other discovery shall be conducted in connection with the arbitration.

               (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator's reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 7.12), provided that the Arbitrator shall have no power or authority to award damages in excess of the portion of the Claimed Amount that is subject to such Dispute.

               (v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(e), or (y) address or resolve any issue not submitted by the Parties.

               (vi) In connection with any arbitration proceeding pursuant to this Agreement, each Party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the Seller and the Buyer (which shall not include any Party's attorneys' fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

          (f) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

     6.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall survive the Closing and expire on the date twelve (12) months following the Closing Date, except that the representations and warranties set forth in Sections 3.10 and 3.12 shall survive until eighteen (18) months following the Closing Date, the representations and warranties set forth in Sections 3.1, 3.2, 4.1 and 4.2 shall survive the Closing without limitation, and the representations and warranties set forth in Sections 3.4 shall survive until thirty (30) days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

     6.5 Limitations.

          (a) Notwithstanding anything to the contrary herein, excluding obligations for post-Closing adjustments to the Closing Amount pursuant to Section 2.6 of this Agreement, (i) the aggregate liability of the Seller for Damages under Section 6.1(a) or otherwise to Buyer under applicable Law in connection with this Agreement and the Transactions shall not exceed twenty percent (20%) of the Purchase Price, and (ii) the Seller shall not be liable under Section 6.1(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 6.1(a) exceed $50,000.00 (and then only for the amount in excess of $50,000.00); provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 3.1, 3.2 or 3.5(a). For purposes solely of this Article VI, all representations and warranties of the Seller in Article III shall be construed as if the term "material" and any reference to "Seller Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

          (b) Notwithstanding anything to the contrary herein, excluding obligations for post-Closing adjustments to the Closing Amount pursuant to
Section 2.6 of this Agreement, (i) the aggregate liability of the Buyer for Damages under Section 6.2(a) and the transaction closed pursuant to this Agreement shall not exceed twenty percent (20%) of the Purchase Price, and (ii) the Buyer shall not be liable under Section 6.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 6.2(a) exceed $50,000.00 (and then only for the amount in excess of $50,000.00); provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 6.2(a) relating to a breach of the representations and warranties set forth in Sections 4.1 or 4.2. For purposes solely of this Article VI, all representations and warranties of the Buyer in Article IV shall be construed as if the term "material" were omitted from such representations and warranties.

          (c) After the Closing, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedy of the Indemnified Parties with respect to claims and damages resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement, or omission in any documents or other information furnished to the Buyer or its Affiliates in connection with this Agreement or the Transactions.

          (d) THE INDEMNITIES PROVIDED HEREIN SHALL BE EFFECTIVE WHETHER OR NOT THE CLAIM IS CAUSED BY THE SOLE, CONCURRENT OR PARTIAL NEGLIGENCE, FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.

     6.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VI shall be treated as an adjustment to the Purchase Price for tax purposes.

     6.7 Waiver of Deceptive Trade Practices Acts.

          (a) IT IS THE INTENTION OF THE PARTIES THAT THE BUYER'S RIGHTS AND REMEDIES WITH RESPECT TO THIS TRANSACTION AND WITH RESPECT TO ALL ACTS OR PRACTICES OF THE SELLER, PAST, PRESENT OR

FUTURE, IN CONNECTION WITH THIS TRANSACTION SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES--CONSUMER PROTECTION ACT, TEX. BUS. & COM. CODE ANN. SECTION 17.41 ET SEQ. (THE "DTPA"). AS SUCH, THE BUYER HEREBY WAIVES THE APPLICABILITY OF THE DTPA TO THIS TRANSACTION AND AN AND ALL DUTIES, RIGHTS OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA, WHETHER SUCH DUTIES, RIGHTS AND REMEDIES ARE APPLIED DIRECTLY THE DTPA ITSELF OR INDIRECTLY IN CONNECTION WITH OTHER STATUTES; PROVIDED, HOWEVER, BUYER DOES NOT WAIVE
SECTION 17.555 OF THE DTPA. THE BUYER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IT IS PURCHASING THE ACQUIRED ASSETS FOR COMMERCIAL OR BUSINESS USE; THAT IT HAS ASSETS OF $5 MILLION OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES; THAT IS HAD KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF A TRANSACTION SUCH AS THIS; AND THAT IT IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH SELLER.

          (b) TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE BUYER HEREBY WAIVES ALL PROVISIONS OF CONSUMER PROTECTION ACTS, DECEPTIVE TRADE PRACTICE ACTS AND OTHER ACTS SIMILAR TO THE DTPA AND/OR THE UTPL IN ALL JURISDICTION IN WHICH ANY OF THE ACQUIRED ASSETS ARE LOCATED (SUCH ACTS, TOGETHER WITH THE DTPA AND THE UTPL, ARE HEREINAFTER COLLECTIVELY REFERRED TO AS THE "TRADE PRACTICES ACTS").

          (c) BUYER EXPRESSLY RECOGNIZED THAT THE PRICE FOR WHICH THE SELLER HAS AGREED TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT HAS BEEN PREDICATED UPON THE INAPPLICABILITY OF THE TRADE PRACTICES ACTS AND THE BUYER'S WAIVER OF THE TRADE PRACTICES ACTS. THE BUYER FURTHER RECOGNIZES THAT THE SELLER, IN DETERMINING TO PROCEED WITH THE ENTERING INTO OF THIS AGREEMENT, HAS EXPRESSLY RELIED ON THIS WAIVER AND THE INAPPLICABILITY OF THE TRADE PRACTICES ACTS.

                                   ARTICLE VII

                                  MISCELLANEOUS

     7.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of both the Seller and the Buyer; provided, however, that either the Seller or the Buyer may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure).

     7.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     7.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof, provided that the Confidentiality Agreement previously executed by the Parties shall survive the execution and delivery of this Agreement.

     7.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer.

     7.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     7.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:                         Copy (which shall not constitute notice) to:
----------------                          -------------------------------------------
Houston Energy Services Company, L.L.C.   Ronald L. Chachere
10497 Town & Country Way, Suite 150       Attorney-at-Law
Houston, TX 77024                         615 N. Upper Broadway, #1416
TEL: (713) 563-5040                       Corpus Christi, Texas 78477
FAX: (713) 463-5032                       TEL: (361) 883-2356
Attention: Thomas L. Goudie               FAX: (361) 883-2357
           President

If to the Buyer:                          Copy (which shall not constitute notice) to:
---------------                           -------------------------------------------
Commerce Energy, Inc.                     Paul, Hastings, Janofsky & Walker LLP
600 Anton Blvd., Suite 2000               695 Town Center Drive
Costa Mesa, CA 92626                      Seventeenth Floor
TEL: (714) 259-2500                       Costa Mesa, CA 92626
FAX: (714) 259-2501                       TEL: (714) 668-6210
Attention: General Counsel                FAX: (714) 668-6310
                                          Attention: John F. Della Grotta, Esq.

     Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     7.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal Laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Texas.

     7.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     7.11 Expenses. Except as set forth in Article VI, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions.

     7.12 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Texas in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder),
(b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 7.7, provided that nothing in this Section 7.12 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by Law.

     7.13 Specific Performance. Each of the Seller and the Buyer acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 5.3, 5.4 and 5.5) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Seller and the Buyer agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at Law or in equity. Notwithstanding the foregoing, the Parties agree that if a Dispute is submitted to arbitration in accordance with Section 6.3(d) and Section 6.3(e), then the foregoing provisions of this Section 7.13 shall not apply to such Dispute, and the provisions of Section 6.3(d) and Section 6.3(e) shall govern availability of injunctive relief, specific performance or other equitable relief with respect to such Dispute.

     7.14 Construction.

          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

          (b) Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (c) Any reference herein to "including" shall be interpreted as "including without limitation".

          (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

     7.15 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE EXTENT THAT A PARTY IS ENTITLED TO DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS, SHALL NOT INCLUDE ANY (I) NON-FORSEEABLE DAMAGES, (II) DAMAGES BASED UPON A MULTIPULE OF THE LOSS OF EARNINGS BY THE BUYER, IF ANY, OR (III) ANY EXEMPLARY OR PUNITIVE DAMAGES (OTHER THAN EXEMPLARY OR PUNITIVE DAMAGES PAYABLE TO A THIRD PARTY).

     7.16 Acknowledgement. EACH OF THE PARTIES HERETO SPECIFICALLY ACKNOWLEDGES AND AGREES (I) THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF AND (II) THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT. EACH PARTY HERETO FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS, WAS NOT THE DRAFTER THEREOF OR THAT SUCH PROVISIONS ARE NOT "CONSPICUOUS".

     7.17 Conspicuousness of Provisions. THE PARTIES ACKNOWLEDGE THAT THE PROVISIONS CONTAINED IN THIS AGREEMENT THAT ARE SET IN "BOLD" SATISFY THE REQUIREMENT OF THE EXPRESS NEGLIGENCE RULE AND ANY OTHER REQUIREMENT AT LAW OR IN EQUITY THAT PROVISIONS CONTAINED IN A CONTRACT BE CONSPICUOUSLY MARKED OR HIGHLIGHTED.

   [remainder of page intentionally left blank; signatures appear on following page(s)]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

                                          SELLER:

                                          HOUSTON ENERGY SERVICES
                                          COMPANY, L.L.C.


                                          By: /S/ THOMAS L. GOUDIE
                                              ----------------------------------
                                          Name: Thomas L. Goudie
                                          Title: President


                                          BUYER:

                                          COMMERCE ENERGY, INC.


                                          By: /S/ STEVEN S. BOSS
                                              ----------------------------------
                                          Name: Steven S. Boss
                                          Title: President

          SCHEDULES AND EXHIBITS OMITTED FROM ASSET PURCHASE AGREEMENT

Exhibits:
---------
Exhibit A              Bill of Sale
Exhibit B              Assumption Agreement
Exhibit C              Non-Solicitation Agreements
Exhibit D              Transition Services Agreement
Exhibit E              Trading Book Side Letter
Exhibit F              Guaranty Agreement

Schedules:
----------
Schedule 2.1(b)        Excluded Assets
Schedule 2.5           Allocation of Purchase Price
Schedule 5.8           Transferred Employees

Disclosure Schedule:
--------------------
Section 3.1            Organization and Tax Good Standing
Section 3.3(a)         Noncontravention
Section 3.3(b)         Assigned Contracts not provided
Section 3.4(b)         Tax Basis in Acquired Assets
Section 3.5(a)         Security Interests
Section 3.5(b)         Excluded Assets
Section 3.5(c)         Fixed/Tangible Acquired Assets
Section 3.6(a)         Assigned Contracts; Risk Management
Section 3.6(b)         List of Incomplete of Missing Assigned Contracts
Section 3.6(d)         List of Customer Deposits and Customer Letters of Credit
Section 3.8(a)         Employees
Section 3.9(b)         Agreements with Key Employees, etc.
Section 3.11(e)        Letters of Credit, Bonds and other Credit Support Agreements
Section 3.12           Permits
Section 3.20           Trading Book Positions